Personal and Confidential

August 28, 2026

AJ Smith

11214 S. Redbud Street
Jenks, OK 74037

Dear AJ:

We are writing this letter to formally document your agreement to serve as Chief Financial Officer (CFO) of Matrix Service Company on an interim basis, effective September 10, 2026 and until the Company appoints a permanent replacement for the Chief Financial Officer position. This temporary assignment includes the designations of principal accounting officer and principal financial officer. During this temporary assignment, you will report to Shawn Payne, Chief Executive Officer.

In consideration of the additional responsibilities you will assume during this interim appointment, you will receive the following:

•Temporary Monthly Cash Payment

You will receive a temporary monthly cash payment in the amount of $10,000 per month, less customary payroll deductions, while serving as the interim CFO for Matrix Service Company. The monthly payment will be paid on the first day of each month that you serve in this interim capacity and will be in addition to and separate from your regular base salary, which is paid biweekly. The payment will be prorated for partial months and will automatically cease upon the earlier of the Company’s appointment of a permanent replacement for the Chief Financial Officer position and when you otherwise return to your prior role. All of your retirement and health and welfare benefits will remain unchanged during this period.

•Special Equity Grant

In addition to a discretionary grant of 5,000 restricted stock units (RSU’s) related to your service as Senior Director of Accounting and Treasury, you will receive a special, one-time grant of 2,500 RSU’s, to be settled in Matrix stock in accordance with the RSU Award Agreement that will be provided to you. The RSUs will vest in three equal installments on the first, second and third anniversaries of the grant date, subject to your continued employment through each vesting date (expect as otherwise set forth in the RSU Award Agreement). For clarity, you will be subject to the Stock Ownership Guidelines for the Chief Financial Officer position as set forth in the Company’s Corporate Governance Guidelines during your interim appointment.

At your earliest convenience, please sign and return one copy of this letter to confirm that you accept the terms of this interim appointment. In addition, your signing this letter will indicate that you understand that this letter does not in any way represent an employment contract or any other commitment to a specific term of employment with the Company and that your employment remains at will.

Yours very truly,

Shawn P. Payne
President and Chief Executive Officer

CONFIRMED AND AGREED TO THIS      DAY OF     , 2026.

AJ SMITH